Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-72130, 33-58362, 333-3846, 333-35215, 333-40634, 333-50330, 333-75134 and 333-114151 of Genta Incorporated on Form S-3 and Registration Statement Nos. 33-85887, 333-94181, 333-94185 and 333-101022 of Genta Incorporated on Form S-8 of our report dated March 10, 2006, relating to the consolidated financial statements of Genta Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) and of our report dated March 10, 2006, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 10, 2006